EXHIBIT 15





TXU Corp.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (the "Company") for the periods ended March 31 and June 30, 2001 and 2001 as indicated in our reports dated May 11, 2001 and August 9, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2001 are being incorporated by reference in this Registration Statement of TXU Corp. on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 4, 2001